Exhibit 99.4
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On November 24, 2009, Resources Connection, Inc. (the “Company”) filed an initial report on Form 8-K with the Securities and Exchange Commission reporting the acquisition of certain assets of Sitrick And Company, a California corporation (“Sitrick Co”), and Brincko Associates, Inc., a California corporation (“Brincko”) through the purchase of all of the outstanding membership interests in Sitrick Brincko Group, LLC, a Delaware limited liability company (“Sitrick Brincko Group”), pursuant to a Membership Interest Purchase Agreement by and among the Company, Sitrick Co, Michael S. Sitrick, an individual, Brincko and John P. Brincko, an individual. In addition, on the same date, the Company completed its acquisition of the personal goodwill of Mr. Sitrick pursuant to a Goodwill Purchase Agreement by and between the Company and Mr. Sitrick.
At the closing, the Company paid to Sitrick Co, Brincko and Mr. Sitrick (collectively, the “Sellers”) an aggregate of $28,564,287 in cash and 822,060 restricted shares of common stock (the number of shares determined using a share exchange price of $18.71) of the Company, par value $0.01 per share, for 100% of the Sitrick Brincko Group membership interests and the goodwill. For financial reporting purposes, the restricted shares were valued at $16,137,037, based upon a $19.63 share price at the closing date. In addition, the Sellers will be entitled to receive contingent consideration provided that Sitrick Brincko Group’s average annual earnings before interest, taxes, depreciation and amortization, or EBITDA, over a period of four years from the date of closing exceeds $11,250,816. In certain change-of-control events involving the Company or Sitrick Brincko Group, the Sellers would be entitled to accelerate the earn-out payments, without a floor on EBITDA. The Company may, in its sole discretion, pay up to 50% of any earn-out payments in restricted stock of the Company.
The unaudited pro forma condensed combined statements of operations for the fiscal year ended May 30, 2009 and for the three months ended August 29, 2009 combine the historical consolidated statements of operations of the Company, Sitrick Co and Brincko, giving effect to the acquisition as if it had occurred on June 1, 2008. The unaudited pro forma condensed combined statements of operations for the fiscal year ended May 30, 2009 include the results of operation of the Company for the year ended May 30, 2009, Sitrick Co for the year ended June 30, 2009 and Brincko for the year ended June 30, 2009. Because Sitrick Co and Brincko both maintained calendar year-ends, the results for the year ended June 30, 2009 were derived by adding the results for the year ended December 31, 2008, adding the results for the six months ended June 30, 2009 and deducting the results for the six months ended June 30, 2008. The unaudited pro forma condensed combined statements of operations for the three months ended August 29, 2009 include the results of operation of the Company for the three months ended August 29, 2009, Sitrick Co for the three months ended June 30, 2009 and Brincko for the three months ended June 30, 2009. The unaudited pro forma condensed combined balance sheet as of August 29, 2009 combines the historical consolidated balances sheets of the Company as of August 29, 2009 with the historical balance sheets of Sitrick Co and Brincko as of June 30, 2009, giving effect to the acquisition as if it had occurred on August 29, 2009. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to only give effect to pro forma events that are (1) directly attributable to the merger; (2) factually supportable; and (3) expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:
•	Separate historical financial statements of the Company as of and for the year ended May 30, 2009 and the related notes included in the Company’s Annual Report on Form 10-K for the year ended May 30, 2009;

•	Separate historical financial statements of Sitrick Co as of and for the year ended December 31, 2008 (audited) and as of and for the six months ended June 30, 2009 (unaudited) and the related notes included within this Form 8-K;

•	Separate historical financial statements of Brincko as of and for the year ended December 31, 2008 (audited) and as of and for the six months ended June 30, 2009 and June 30, 2008 (unaudited) and the related notes included within this Form 8-K;

•	Separate historical financial statements of the Company as of and for the three months ended August 29, 2009 and the related notes included in the Company’s Quarterly Report on Form 10-Q for the quarter ended August 29, 2009.

For ease of reference, all pro forma statements use the Company’s period-end date and no adjustments were made to Sitrick Co or Brincko’s reported information for their different quarter-end dates.
The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between the Company, Sitrick Co or Brincko during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, which are subject to change and interpretation. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments included herein are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information, and may be revised as additional information becomes available and as additional analyses are performed. Differences between the preliminary estimates reflected in these unaudited pro forma condensed combined financial statements and the final acquisition accounting will likely occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.
The Company did not acquire certain assets and liabilities of Sitrick Co and Brincko. These assets and liabilities include 1) certain property and equipment of Sitrick Co and Brincko; 2) debt related to certain property and equipment or due to the CEO of Sitrick Co; and 3) pension liabilities of Brincko. Accordingly, the pro forma adjustments eliminate these assets and liabilities in the pro forma condensed combined balance sheet as of August 29, 2009 or the related expenses in the pro forma condensed combined statements of operations for the year ended May 30, 2009 and the three months ended August 29, 2009.
The unaudited pro forma condensed combined financial information does not reflect any operating synergies or other operational improvements, if any, that the combined company may achieve as a result of the acquisition, the costs to integrate the operations of the Company and Sitrick Brincko Group or the costs necessary to achieve potential operating synergies and revenue enhancements. Additionally, under the terms of the acquisition, up to 20% of the contingent consideration is payable to employees of Sitrick Brincko Group to the extent certain EBITDA growth targets are met. The unaudited pro forma condensed statements of operations and balance sheets do not reflect any adjustments with respect to this provision.

RESOURCES CONNECTION, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
AS OF AUGUST 29, 2009
(Unaudited)
(amounts in thousands)

	Resources	Sitrick And	Brincko	Pro Forma	Note	Pro Forma
	Connection, Inc.	Company Inc.	Associates, Inc.	Adjustments	Reference	Combined

ASSETS
Current assets:
Cash and cash equivalents	$133,523	$4,581	$53	$(28,564)	1	$109,593
Short-term investments	23,250	—	—	—		23,250
Accounts receivable, net	61,940	4,704	722	—		67,366
Prepaid expenses and other current assets	3,506	176	8	—		3,690
Income taxes receivable	6,622	—	—	—		6,622
Deferred income taxes	10,162	—	—	—	6	10,162

Total current assets	239,003	9,461	783	(28,564)		220,683
Goodwill	111,654	—	—	61,305	2	172,959
Intangible assets, net	5,988	—	—	10,350	2	16,338
Property and equipment, net	33,355	13,204	7	(13,050)	3	33,516
Deferred income taxes	3,201	—	—	23,698	2,6	26,899
Other assets	1,476	253	6	—		1,735

Total assets	$394,677	$22,918	$796	$53,739		$472,130

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable to bank and CEO	$—	$1,497	$—	$(1,497)	4	$—
Accounts payable and accrued expenses	14,485	365	53	—		14,903
Accrued salaries and related obligations	31,805	993	—	—		32,798
Other current liabilities	3,789	4,555	311	(2,977)	4	5,678

Total current liabilities	50,079	7,410	364	(4,474)		53,379
Other long-term liabilities	2,287	196	141	57,679	4	60,303
Notes payable to bank and CEO	—	14,483	—	(14,483)	4	—
Deferred income taxes	2,069	683	—	(683)	6	2,069

Total liabilities	54,435	22,772	505	38,039		115,751

Commitments and contingencies
Stockholders’ equity:
Common stock	537	1	1	(2)	5	537

Additional paid-in capital	290,567	—	10	(506)	5	290,071
Accumulated other comprehensive gain (loss)	1,297	—	(461)	461	5	1,297
Retained earnings	301,735	2,369	741	(7,596)	5	297,249
Dividends paid	(60,652)	—	—	—		(60,652)
Treasury stock	(193,242)	(2,224)	—	23,343	5	(172,123)

Total stockholders’ equity	340,242	146	291	15,700	5	356,379

Total liabilities and stockholders’ equity	$394,677	$22,918	$796	$53,739		$472,130

RESOURCES CONNECTION, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATION
FOR THE THREE MONTHS ENDED AUGUST 29, 2009
(Unaudited)
(in thousands, except per share amounts)

	Resources	Sitrick And	Brincko	Pro Forma	Note	Pro Forma
	Connection, Inc.	Company Inc.	Associates, Inc.	Adjustments	Reference	Combined

Revenue	$118,263	$5,596	$1,038	$—		$124,897
Direct cost of services	73,124	—	411	1,476	7,8	75,011

Gross profit	45,139	5,596	627	(1,476)		49,886
Selling, general and administrative expenses	51,637	4,570	162	(2,695)	7,8	53,674
Amortization of intangible assets	393	—	—	990	2	1,383
Depreciation expense	2,200	393	4	(374)	3	2,223

(Loss) income from operations	(9,091)	633	461	603		(7,394)
Interest (income) expense, net and other income	(179)	180	(7)	(152)	4	(158)

(Loss) income before (benefit) provision for income taxes	(8,912)	453	468	755		(7,236)
(Benefit) provision for income taxes	(1,726)	(137)	7	817	6	(1,039)

Net (loss) income	$(7,186)	$590	$461	$(62)		$(6,197)

Net (loss) income per common share:
Basic	$(0.16)					$(0.13)

Diluted	$(0.16)					$(0.13)

Weighted average common shares outstanding:
Basic	45,302			822	5	46,124

Diluted	45,302			822	5	46,124

RESOURCES CONNECTION, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATION
FOR THE YEAR ENDED MAY 30, 2009
(Unaudited)
(in thousands, except per share amounts)

	Resources	Sitrick And	Brincko	Pro Forma	Note	Pro Forma
	Connection, Inc.	Company Inc.	Associates, Inc.	Adjustments	Reference	Combined

Revenue	$685,576	$24,197	$2,943	$—		$712,716
Direct cost of services	422,171	—	1,277	6,091	7,8	429,539

Gross profit	263,405	24,197	1,666	(6,091)		283,177
Selling, general and administrative expenses	212,680	18,672	588	(11,138)	7,8	220,802
Amortization of intangible assets	1,383	—	—	3,961	2	5,344
Depreciation expense	8,898	1,587	15	(1,500)	3	9,000

Income from operations	40,444	3,938	1,063	2,586		48,031
Interest (income) expense, net and other income	(1,593)	918	(26)	(692)	4	(1,393)

Income before provision for income taxes	42,037	3,020	1,089	3,278		49,424
Provision for income taxes	24,273	626	20	2,384	6	27,303

Net income	$17,764	$2,394	$1,069	$894		$22,121

Net income per common share:
Basic	$0.39					$0.48

Diluted	$0.39					$0.48

Weighted average common shares outstanding:
Basic	45,018			822	5	45,840

Diluted	45,726			822	5	46,548

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(amounts in thousands, except shares of stock)
Introductory Comments
The aggregate estimated purchase consideration for the acquisition is as follows:

Cash	$28,564

822,060 shares of Company common stock, valued at $19.63 per share	16,137

Estimated future contingent consideration payable, net of amount allocable to Sitrick Brincko Group employees	57,820

Total	$102,521

     The range of the undiscounted amounts the Company could be obligated to pay as contingent consideration under the earn-out arrangement is between $0 and infinite. The estimated fair value of the contractual obligation to pay the contingent consideration recognized in the pro forma financial statements was $57.8 million. We determined the fair value of the obligation to pay contingent consideration based on probability-weighted projections of average EBITDA during the four year earn-out measurement period. The resultant probability-weighted average EBITDA amounts were then multiplied by 3.15 and then discounted using a discount rate of 1.9%.
     In accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 805 Business Combinations, the Company will periodically reassess the estimated fair value of the contractual obligation to pay the contingent consideration and any changes in estimated fair value will be recorded in the Company’s statement of operations. Such changes in estimated fair value may be significant and cause significant volatility in the Company’s operating results during the earn-out measurement period. Additionally, under the terms of the acquisition, up to 20% of the contingent consideration is payable to employees of Sitrick Brincko Group at the end of the earn-out measurement period to the extent certain EBITDA growth targets are met. The Company will record the estimated fair value of the contractual obligation to pay the employee portion of the contingent consideration as it is deemed probable that such amount is payable. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed on an as if basis of August 29, 2009 (in thousands):

Cash and cash equivalents	$4,634
Accounts receivable	5,426
Prepaid expenses and other current assets	184
Intangible assets	10,350
Property and equipment, net	160
Other assets	260

Total identifiable assets	21,014

Accounts payable and accrued expenses	418
Accrued salaries and related obligations	993
Other current liabilities	1,889
Other long-term liabilities	196

Total liabilities assumed	3,496

Net identifiable assets acquired	17,518
Goodwill, other intangible assets and deferred tax assets	85,003

Net assets acquired	$102,521

The above estimated fair values of assets acquired and liabilities assumed are provisional and are based on the information that was available as of the pro forma date to estimate the fair value of assets acquired and liabilities assumed. The Company believes this information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed but the Company is waiting for additional information necessary to finalize those fair value estimates. Thus, the provisional measurements of fair value reflected are subject to change and such changes could be significant. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one-year from the acquisition date.
1. Cash
The acquisition was funded using available cash from the Company and the issuance of the Company’s restricted stock. The total cash portion of the transaction was approximately $28.6 million. Accordingly, an adjustment to lower interest income is appropriate as discussed in note 4.
2. Goodwill, Intangibles, Long-Term Liability and Amortization of Intangibles
In connection with the acquisition of Sitrick Co and Brincko, the Company’s management will allocate the purchase price to the fair value of the net assets acquired. In its initial estimate of this allocation, the Company’s management estimates the excess of the initial purchase price over the fair value of assets acquired to be approximately $13.9 million. In addition, the Company is required to estimate the amount of the earn-out that may be paid dependent upon the achievement of certain adjusted earnings before interest, income taxes, depreciation and amortization over a period of four years from the date of closing. Based on an assessment of a number of possible earn-out scenarios over the four years, management has estimated the earn-out value to be $57.8 million, net of the amount allocable to Sitrick Brincko Group employees. Related to this estimate, the Company has also recorded a deferred tax asset of approximately $23.7 million, reflecting the Company’s estimate of the temporary difference between book and tax treatment of the earn-out at a 41% tax rate. Of the total purchase price, the Company’s management estimates that $61.3 million will be allocable to intangible assets with indefinite lives and goodwill. The remaining $10.4 million relates to amortizable intangible assets, consisting of customer relationships, non-compete agreements and trade names that will be amortized on a straight-line basis ranging from thirteen months to five years. Accordingly, pro forma amortization expense is estimated to be approximately $4.0 million for the year ended May 30, 2009 and $990,000 for the three months ended August 29, 2009. Upon completion of the valuation of the fair value of the net assets acquired, actual results may differ materially from those presented herein. The goodwill related to the transaction is expected to be deductible for tax purposes over 15 years. Any contingent consideration payable at the end of the four year earn-out is also expected to be deductible for tax purposes from the date of payment over 15 years.
3.	Property and Equipment, net and Depreciation Expense
The Company did not acquire certain artwork, furniture and an aircraft owned by Sitrick Co or automobiles owned by Sitrick Co and Brincko. The pro forma adjustment of $13.1 million reflects the estimate of the net amount of such assets not acquired as of August 29, 2009. The Company has excluded estimated depreciation related to these assets in the pro forma statements of operations of $1.5 million and $374,000 for the year ended May 30, 2009 and the three months ended August 29, 2009, respectively.
4.	Notes Payable to Bank and CEO, Other Current Liabilities, Other Long-Term Liabilities and Interest Income, net
The Company did not assume the liabilities related to debt due to the CEO of Sitrick Co or the employee stock ownership plan, airplane or accrued royalties of Sitrick Co or the pension plan of Brincko. The pro forma adjustments to other current liabilities, other long-term liabilities and interest income, net consist of the following (in thousands):

Pro Forma Balance Sheet
Current Liabilities	as of August 29, 2009
Eliminate current portion of notes payable to bank related to ESOP and automobiles	$(715)
Eliminate current portion of notes payable due to Sitrick Co CEO related to aircraft and ESOP	(782)

Total adjustment to notes payable to bank and CEO	$(1,497)

Eliminate amounts related to royalties to Sitrick Co CEO	$(2,717)
Eliminate liability for Brincko pension plan	(187)
Eliminate current deferred income taxes	(73)

Total adjustment to other current liabilities	($2,977)

Pro Forma Balance Sheet as of
Long-Term Liabilities	August 29, 2009
Estimate of contingent consideration due in four years, net of amount allocable to Sitrick Brincko Group employees	$57,820
Elimination of long-term liability for Brincko pension plan	(141)

Total adjustment to other long-term liabilities	$57,679

Eliminate notes payable to bank related to ESOP and automobiles	$(187)
Eliminate long-term portion of notes payable due to Sitrick Co CEO related to aircraft and ESOP	(14,296)

Total adjustments to notes payable to bank and CEO	$(14,483)

The Company used approximately $28.6 million of its cash to acquire Sitrick Co and Brincko. As a result, assuming an average annual interest rate of 1%, the Company’s interest income would be reduced by approximately $286,000 for the year ended May 30, 2009 and $70,500 for the three months ended August 29, 2009.
In addition, the pro forma financial statements reflect that the Company will not assume debt owed to banks and Sitrick Co’s CEO as of the date of the transaction. Interest expense of approximately $978,000 and $223,000 has been eliminated for the year ended May 30, 2009 and the three months ended August 29, 2009, respectively.

		Pro Forma Statement
	Pro Forma Statement	of Operations for
	of Operations for	the three months
	the year ended May	ended August 29,
Interest Income, net (in thousands)	30, 2009	2009

Estimate of eliminated interest expense related to debt not assumed in the transaction	$(978)	$(223)
Estimate of interest income not earned if transaction occurred on June 1, 2008	286	71

Total adjustment to interest income, net	$(692)	$(152)

5.	Stockholders’ Equity
The various historical balances in the stockholders’ equity accounts of Sitrick Co and Brincko will be eliminated at the date of completion of the transaction. In addition, the Company issued 822,060 shares of restricted stock in connection with the transaction from its balance of Treasury Stock shares held. The following pro forma adjustments to the common stock, additional paid-in capital, treasury stock, retained earnings and dividends accounts will occur on an as if basis on August 29, 2009 (in thousands):

		Additional Paid-In		Other Comprehensive		Total Stockholders’
Stockholders’ Equity	Common Stock	Capital	Retained Earnings	Gain	Treasury Stock	Equity

Issuance of restricted stock of Resources Connection, Inc. from existing treasury shares	$—	$(496)	$(4,486)	$—	$21,119	$16,137
Elimination of equity accounts of Sitrick Co and Brincko	(2)	(10)	(3,110)	461	2,224	(437)

Total adjustments	$(2)	$(506)	$(7,596)	$461	$23,343	$15,700

6.	Deferred Income Taxes
As a result of the transaction, the following adjustment is required to the combined deferred income tax accounts as of August 29, 2009:

Pro Forma Balance Sheet as of
Deferred income taxes (in thousands)	August 29, 2009
Elimination of Sitrick Co deferred tax balances	$(683)

Establishment of deferred tax asset related to estimated contingent consideration (Note 2)	$23,698

For purposes of this unaudited pro forma combined financial information, the United States federal statutory tax rate of 35%, adjusted for the state tax rates net of the federal tax benefit, is estimated to be 41% for Sitrick Co, Brincko and pro forma adjustments portion of the combined information. This tax rate does not reflect the Company’s effective tax rate, which includes other tax items such as foreign taxes, other charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined Company.
7.	Direct Cost of Services
To conform to the Company’s presentation format, these adjustments represent the reclassification to direct cost of services of $6.1 million for the year ended May 30, 2009 and $1.5 million for the three months ended August 29, 2009 for the estimate of certain salary and benefit costs and reimbursable costs related to Sitrick Co employees whose time and reimbursable expenses are charged to clients. In the Sitrick Co statements of income, these amounts were included in compensation and related costs and reimbursable costs (and included as a part of selling, general and administrative expenses in the condensed combined statement of operations) and were not apportioned between direct costs incurred related to revenue and general and administrative costs. Reimbursable costs for Brincko also were included as a part of selling, general and administrative costs, requiring reclassification to direct cost of services.
8.	Selling, General and Administrative Expenses
Pro forma adjustments to selling, general and administrative expenses are related to the elimination of certain expenses of the Sitrick Co and Brincko businesses that are contractually excluded from the on-going combined operations of the entities. Such expenses include: costs related to ownership of an airplane and automobiles; costs related to an employee stock ownership plan (“ESOP”); costs related to a pension plan; royalties due to Mr. Sitrick for the nonexclusive and revocable right to use certain of his intangible property, including without limitation, his personal name and reputation. In addition, the Company is contractually required to adjust Mr. Sitrick’s annual compensation by $360,000, from a base of $240,000 to $600,000 for the year ended May 30, 2009 and by $90,000 for the three months ended August 29, 2009. As indicated in the footnote related to direct cost of services above, the Company reclassified a total of $6.1 million and $1.5 million for the year ended May 30, 2009 and the three months ended August 29, 2009, respectively, of salary and benefit costs (Sitrick Co employees only) and reimbursable expenses (Brincko and Sitrick Co) from selling, general and administrative expenses to direct cost of services.
The following components comprised the pro forma adjustments to selling, general and administrative expenses (in thousands):

		Pro Forma Three
	Pro Forma Year	Months Ended August
Selling, general and administrative expenses	Ended May 30, 2009	29, 2009

Eliminate royalty payment	$(4,483)	$(1,133)
Eliminate expenses related to aircraft and automobiles	(772)	(59)
Eliminate expenses related to ESOP and pension plan	(152)	(117)
Adjust salary expense to contracted amount	360	90
Reclassify salaries, related benefits and reimbursable client expenses to direct cost of services	(6,091)	(1,476)

	$(11,138)	$(2,695)